Exhibit 99.1

American Public Education Reports First Quarter 2008 Results

Revenues Increase 65% in First Quarter 2008 Compared to the Prior Year Period

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--American Public Education, Inc. (NASDAQ:APEI) – parent company of online learning provider American Public University System, which operates through American Military University and American Public University – announced strong financial results for the quarter ended March 31, 2008.

Recent Highlights:

  American Public Education reported first quarter 2008 revenues increased 65% to $23.2 million, compared to $14.1 million in the first quarter of 2007.
  The Company announced net course registrations of approximately 33,100 in the first quarter of 2008, a year-over-year increase of 59%.
  Net course registrations from new students in the first quarter of 2008 increased to approximately 7,500, an increase of 34% over the same period of 2007.
  As of March 31, 2008, a total of approximately 33,000 students were enrolled in American Public University System.
  The Company reported net course registrations from students using federal financial aid under Title IV programs increased 166% to approximately 4,000 in the first quarter of 2008, compared to the same period of 2007. Approximately, 12% of net course registrations were from Title IV students in the first quarter of 2008.
  Income from continuing operations before interest income and income tax in the first quarter of 2008 increased to $5.5 million, compared to $2.7 million in the same period of 2007. Operating margin in the first quarter of 2008 increased to 23.5%, compared to 19.1% in the first quarter of 2007.
  Net income for the first quarter of 2008 increased to $3.4 million or $0.18 per diluted share, compared to $1.5 million or $0.13 per diluted share in the same period of 2007. The weighted average diluted shares outstanding for the first quarter of 2008 and 2007 were approximately 18.8 million and 11.9 million, respectively.
  American Public Education increased its full year 2008 earnings outlook to between $0.67 and $0.72 per diluted share.
  American Military University (AMU) announced the signing of a Memorandum of Understanding (MOU) with the U.S. Navy as the final step to full acceptance into the Navy College Program Distance Learning Partnership (NCPDLP). The agreement allows AMU to join a select number of schools offering degree programs in support of the Servicemembers Opportunity Colleges (SOC) Degree Network System for the Marine Corps (SOCMAR), the Coast Guard (SOCCOAST) and the Navy (SOCNAV).

Wallace E. Boston, Jr., Chief Executive Officer of American Public Education, Inc. stated, “Our first quarter performance gives us the confidence to increase our 2008 earnings per share outlook and illustrates our ability to generate strong growth. Our quality, unique degrees and affordability are attractive to students who view higher education as the best means to career advancement and job security.”

“Our continued strong performance is further bolstered by our high referral rates, improved student retention, and by the fact that we are seeing an increasing percentage of returning disenrolled students – students who re-register for class after leaving school for 12 months or more,” added Mr. Boston.

Financial and Other Results:

Total revenues for the first quarter of 2008 increased 65% to $23.2 million, compared to total revenues of $14.1 million in the first quarter of 2007. Income from continuing operations before interest income and income tax in the first quarter of 2008 increased to $5.5 million, compared to $2.7 million in the same period of 2007. Operating margin in the first quarter of 2008 increased to 23.5%, compared to 19.1% in the first quarter of 2007. Stock-based compensation expense reduced operating income by $377,000 in the first quarter of 2008 and $502,000 in the first quarter of 2007.

Net income for the first quarter of 2008 increased to $3.4 million or $0.18 per diluted share, which includes $249,000 or $0.01 per diluted share in stock-based compensation expense net of tax. This compares to net income of $1.5 million or $0.13 per diluted share for the first quarter of 2007, including $367,000 or $0.03 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the first quarter of 2008 and 2007 were approximately 18.8 million and 11.9 million, respectively.

Total cash and cash equivalents at March 31, 2008 were $31.8 million with no long-term debt. Cash from operations for the three months ended March 31, 2008 was $7.0 million, compared to $4.5 million in the same period of 2007. Capital expenditures were $2.2 million for the three months ended March 31, 2008, which compares to $0.8 million in capital expenditures in the same period of 2007. Depreciation and amortization was $0.9 million for the three months ended March 31, 2008 and $0.6 million for the same period of 2007.

Net Course Registrations and Student Enrollment:

For the three months ended March 31,
	2007	2008	% Change

Net Course Registrations from New Students	5,600	7,500	34%
Net Course Registrations	20,800	33,100	59%

As of March 31,
	2007	2008	% Change
Total Student Enrollment	19,300	33,000	71%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are in the start of the second week of class for the most current semester.

Second Quarter 2008 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company expects net course registrations from new students of approximately 7,600 and net course registrations of approximately 32,000 in the quarter ending June 30, 2008.
  The Company’s second quarter 2008 revenue is expected to be between $23.8 million and $24.5 million.
  The Company estimates that second quarter 2008 net income, including stock-based compensation expense, will be between $2.6 million and $2.9 million or between $0.14 and $0.15 per diluted share. The weighted average number of diluted shares outstanding is expected to be between 18.8 and 18.9 million shares in the three month period ending June 30, 2008.

Full Year 2008 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company anticipates net course registrations from new students of approximately 33,500 and total net course registrations of 139,000 or more in the twelve month period ending December 31, 2008.
  The Company expects full year 2008 revenues to be between $102 million and $104 million.
  The Company estimates that full year 2008 net income, including stock-based compensation expense, will be between $12.8 million and $13.6 million or between $0.67 and $0.72 per diluted share. The weighted average number of diluted shares outstanding is expected to be between 18.9 and 19.1 million shares in the twelve month period ending December 31, 2008.

Webcast:

A live webcast of the Company’s first quarter earnings conference call will be broadcast at 8:30 a.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ:APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 33,000 part-time students who live and work in all 50 states and more than 130 countries; and offers 57 degree programs and 48 certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements under the heading “Full Year 2008 Outlook" and “Second Quarter 2008 Outlook” above and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)

Revenues	$23,241	$14,089
Costs and expenses:
Instructional costs and services	9,912	6,105
Selling and promotional	2,177	1,439
General and administrative	4,803	3,236
Depreciation and amortization	898	618

Total costs and expenses	17,790	11,398

Income from operations before interest income and income taxes	5,451	2,691
Interest income, net	242	144

Income from operations before income taxes	5,693	2,835
Income tax expense	2,288	1,301

Net income	$3,405	$1,534

Net Income per common share:
Basic	$0.19	$0.13

Diluted	$0.18	$0.13

Weighted average number of common shares:
Basic	17,735,908	11,863,268

Diluted	18,767,995	11,914,613

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Director, Investor Relations
703-334-3880